ARLINGTON HOSPITALITY, INC.
  2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005
          847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com



CONTACT:
James B. Dale, Chief Financial Officer
847-228-5401 X 361
jimdale@arlingtonhospitality.com


                      ARLINGTON HOSPITALITY, INC. ANNOUNCES
                           RESULTS OF BOARD ELECTIONS
                    PRESIDENT/CEO GIVES NOTICE OF RESIGNATION
                    -----------------------------------------


ARLINGTON HEIGHTS, ILLINOIS, AUGUST 15, 2002 - Arlington Hospitality, Inc. (Nasdaq/NM: HOST) today announced the results of the election of the Board of Directors. At its annual meeting held today in Arlington Heights, Illinois, the shareholders elected by a plurality of the vote the following as Directors to serve on the Company's Board.

         Michael P. Holtz
         Salomon J. Dayan
         Thomas J. Romano
         Gerald T. LaFlamme
         Kenneth M. Fell
         Steven J. Belmonte
         Russell J. Cerqua

Following the election of Directors, Michael P. Holtz, President and Chief Executive Officer served notice to the new Board that he will resign all positions with the Company and its subsidiaries in six months. In addition, Russell J. Cerqua and Michael P. Holtz notified the Board that they will not accept the position of Director for the Company. After discussions with the Board, Mr. Holtz agreed to stay on the Board as long as he is employed by the Company. The Board agreed that this decision will not have an adverse impact to Mr. Holtz with regard to his employment agreement with the Company. The Board is in the process of forming a search committee to recruit and replace the position of President and Chief Executive Officer.

Arlington Hospitality, Inc. is a hotel management and development company that builds and manages mid-priced hotels. As of August 15, 2002, Arlington Hospitality, Inc. owns or manages 77 properties in 17 states, including 65 AmeriHost Inn hotels, for a total of 5,747 rooms, with four additional AmeriHost Inn & Suites hotels under construction. Each hotel offers an amenity package not often found in other mid-priced hotels.

The statements appearing in this press release can be construed as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including without limitation, risks relating to the development and operation of hotels, the availability of capital to finance growth, and the historical cyclicality of the lodging industry.